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TABLE OF CONTENTS2

Filed Pursuant to Rule 424(B)(7)
Registration No. 333-183222

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, par value $0.01 per share(1)	10,900,000	$72.52	$790,468,000	$107,819.84

(1)
Each share of common stock includes an associated right (each a "Preferred Stock Purchase Right") to purchase one-thousandth of a share of Series A junior participating preferred stock. Prior to the occurrence of specified events, the Preferred Stock Purchase Rights will not be exercisable or evidenced separately from the common stock. The Preferred Stock Purchase Rights initially will trade together with the common stock. The value attributable to the Preferred Stock Purchase Rights, if any, is reflected in the offering price of the common stock.

(2)
Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, the offering price and registration fee are based on the average of the high and low prices for the Common Stock on August 1, 2013, as reported on the New York Stock Exchange.

(3)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Prospectus Supplement
(To Prospectus dated August 10, 2012)

10,900,000 Shares

TRW Automotive Holdings Corp.

Common stock

        All of the shares of common stock in the offering are being sold by the selling stockholders identified in this prospectus supplement. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

        You should carefully read this prospectus supplement and the accompanying prospectus, together with the documents we incorporate by reference, before you invest in our common stock.

        Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol "TRW." The last reported sale price of our common stock on August 2, 2013 was $72.72 per share.

        The underwriter has agreed to purchase our common stock from the selling stockholders at a price of $71.19 per share, which will result in $775.971 million of proceeds to the selling stockholders. The underwriter may offer the common stock from time to time in one or more transactions on the New York Stock Exchange, in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices. See "Underwriting."

        Investing in our common stock involves risks. See "Risk Factors" beginning on page S-2 of this prospectus supplement and page 4 of the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2012, to read about factors you should consider before buying shares of our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        The underwriter expects to deliver the shares to purchasers on August 9, 2013.

Citigroup

August 5, 2013

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is the prospectus supplement, which describes the terms of this offering of shares of our common stock. The second part is the accompanying prospectus, which provides more general information. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of this offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement contains information about the shares of our common stock offered in this offering and may add, update or change information in the accompanying prospectus. Before you invest in shares of our common stock, you should carefully read this prospectus supplement, along with the accompanying prospectus, in addition to the information contained in the documents we refer to under the heading "Incorporation of Certain Information by Reference" in this prospectus supplement.

        Terms used, but not defined, in this prospectus supplement shall have the meanings ascribed to them in the accompanying prospectus.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by us. Neither we nor the selling stockholders have authorized any other person to provide information or represent anything other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the selling stockholders have authorized any other person to

S-i

provide you with different information. If you receive any other information, you should not rely on it. Neither we nor the selling stockholders are making an offer of our common stock in any state or jurisdiction or under any circumstances where the offer is not permitted. You should assume that the information in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by us is accurate only as of the date on their cover pages and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

S-ii

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The Securities and Exchange Commission (the "Commission") allows us to "incorporate by reference" the information contained in documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the Commission prior to the date of this prospectus supplement, while information that we file later with the Commission will automatically update and supersede this information. Information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K is not incorporated by reference in this prospectus supplement. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of this prospectus supplement and until this offering is completed:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2012 (including the portions of our Proxy Statement on Schedule 14A for our 2013 annual meeting of stockholders filed with the Commission on March 28, 2013 that are incorporated by reference therein);

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 29, 2013 and June 28, 2013; and

  •
  our Current Reports on Form 8-K filed with the Commission on February 25, 2013, February 26, 2013 (two separate filings), February 28, 2013, May 17, 2013 and August 1, 2013.

        You may request a copy of these filings at no cost, by writing or calling us at:

TRW Automotive Holdings Corp.
12001 Tech Center Drive
Livonia, Michigan 48150
(800) 219-7411
Attention: Director—Investor Relations

        You should read the information relating to us in this prospectus supplement together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the Commission.

RECENT DEVELOPMENTS

        We regularly evaluate our operations and customer agreements to ensure alignment with our strategic and risk mitigation objectives. As part of this process, we are presently evaluating a supply agreement (the "Agreement") entered into with a major customer pertaining to certain of our North American brake component and assembly operations, which are included within our Chassis Systems segment. Upon completion of our assessment of the benefits, costs and risks associated with this Agreement, we may decide prior to September 15, 2013 to issue a notice to effectuate a "termination," as permitted under the Agreement. If we exercise this right, our exit from this business may result unless we are able to reach acceptable terms for continued supply with the customer. Restructuring and asset impairment charges estimated to be $15 million could be incurred in the second half of 2013. In 2012, these operations had revenues and a net earnings before tax margin of approximately $700 million and 6.5%, respectively.

RISK FACTORS

        An investment in our common stock involves risk. You should carefully consider the risks described below and in our most recent Annual Report on Form 10-K, as well as the other information we have provided in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference, before reaching a decision regarding an investment in our common stock.

Risks Relating to this Offering and Our Common Stock

  Future sales of our shares could depress the market price of our common stock.

        Except as described in the paragraph below, we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The market price of our common stock could decline as a result of sales of shares of our common stock made after this offering or the perception that such sales could occur, and these sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

        We and the selling stockholders have agreed with the underwriter not to sell, dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock, subject to specified exceptions, including the sale of the shares in this offering, during the period from the date of this prospectus supplement continuing through the date that is 70 days after the date of this prospectus supplement, except with the prior written consent of the underwriter. As of August 2, 2013, we had approximately 117.1 million shares of common stock outstanding. Adjusting for this offering, we will have approximately 117.5 million shares of common stock outstanding. Of those shares, approximately 117.1 million shares will be freely tradeable, and approximately 0.4 million shares will be eligible for resale from time to time after the expiration of the 70-day lock-up period. On November 16, 2009, our subsidiary issued $225.0 million in principal amount of 3.50% Exchangeable Senior Notes which may, under certain circumstances, be exchanged into shares of our common stock. One such circumstance, the sales price condition, was met as of June 28, 2013, and as a result, the notes are exchangeable in the third quarter of 2013 and will remain exchangeable in subsequent quarters if the sales price condition continues to be met. In addition, as of August 2, 2013, approximately 9.5 million shares were reserved for future issuance under the Amended & Restated TRW Automotive Holdings Corp. 2003 Stock Incentive Plan, as amended, and the TRW Automotive Holdings Corp. 2012 Stock Incentive Plan, including approximately 0.9 million shares issuable upon the exercise of outstanding stock options, approximately 0.8 million shares issuable upon the vesting of outstanding restricted stock units and approximately 3.2 million shares underlying outstanding stock-settled stock appreciation rights ("SSARs"). All of such outstanding stock options are vested and approximately 0.9 million of the outstanding SSARs are vested. In the future, we may issue our common stock in connection with investments or acquisitions. The amount of such common stock issued could constitute a material portion of our then outstanding common stock.

  Additional issuances of equity securities would dilute the ownership of our existing stockholders and could reduce our earnings per share.

        We may issue equity securities in the future in connection with capital raisings, acquisitions, strategic transactions or for other purposes. To the extent we issue substantial additional equity securities, the ownership of our existing stockholders would be diluted and our earnings per share could be reduced.

  Provisions in our certificate of incorporation and by-laws, as well as our rights agreement, may discourage a takeover attempt.

        Provisions contained in our certificate of incorporation and by-laws could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. Provisions of our certificate of incorporation and by-laws impose various procedural and other requirements which could make it more difficult for stockholders to effect certain corporate actions. For example, our certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. Thus, our board of directors can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. These rights may have the effect of delaying or deterring a change in control of our company. In addition, a change of control of our company may be delayed or deterred as a result of our having three classes of directors or as a result of our rights agreement. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. See "Description of Common Stock" in the accompanying prospectus.

  The market price of our common stock has in the past been, and may in the future be, volatile, which could cause the value of your investment to decline.

        Volatility in the price of our common stock and the sale of substantial amounts of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. During the period from January 1, 2012 to August 2, 2013, our common stock fluctuated from a high of $74.00 per share to a low of $32.82 per share. The market price of our common stock has fluctuated significantly in the recent past and could fluctuate significantly in the future for various reasons, including:

  •
  actual or anticipated fluctuations in our quarterly or annual earnings or those of other companies in our industry;

  •
  strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions or financings;

  •
  changes in market valuations or operating performance of our competitors or companies similar to ours;

  •
  additions and departures of key personnel;

  •
  variance in our financial performance from the expectations of market analysts, including changes to earnings estimates or recommendations by research analysts who track our common stock or the stock of other companies in our industry;

  •
  changes in accounting standards, policies, guidance, interpretations or principles applicable to our business;

  •
  conditions in the automotive industry, including changes in vehicle production levels;

  •
  general global macroeconomic conditions; and

  •
  economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.

        In addition, in recent years, the global equity markets have experienced substantial price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies including us and other companies in our industry. The price of our common stock could fluctuate based on factors that have little or nothing to do with our company and are outside of our control, and these fluctuations could materially reduce our stock price and your ability to sell your shares at a price at or above the price you paid for your shares.

  You may not receive dividends on the common stock.

        Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments and as permitted by our debt agreements. Furthermore, holders of our common stock are subject to the prior dividend rights of any holders of our preferred stock. We are not required to declare cash dividends on our common stock and intend to retain any earnings for capital structure improvements, future operations and expansion. This could adversely affect the market price of our common stock.

USE OF PROCEEDS

        All of the shares of common stock offered by this prospectus supplement will be sold by the selling stockholders. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock is traded on the NYSE under the symbol "TRW." The following table sets forth on a per share basis the high and low sales prices on the NYSE for our common stock for each of our fiscal quarters as indicated.

2013	High	Low
Third Quarter (through August 2, 2013)	$74.00	$65.60
Second Quarter	$67.12	$52.48
First Quarter	$63.19	$53.02

Year Ended December 31, 2012	High	Low
Fourth Quarter	$53.94	$43.86
Third Quarter	$48.22	$33.23
Second Quarter	$49.08	$35.72
First Quarter	$48.67	$32.82

Year Ended December 31, 2011	High	Low
Fourth Quarter	$44.50	$28.85
Third Quarter	$60.36	$31.90
Second Quarter	$60.10	$48.24
First Quarter	$63.26	$51.38

        The last reported sale price of our common stock on August 2, 2013 on the NYSE was $72.72 per share. As of August 2, 2013, there were approximately 60 holders of record of our common stock.

        We do not currently pay any cash dividends on our common stock, and instead intend to retain any earnings for capital structure improvements, future operations and expansion. The amounts available to us to pay cash dividends are restricted by our debt agreements under which our wholly owned subsidiary TRW Automotive Inc. ("TAI") is a borrower or an issuer, as applicable. If TAI's leverage ratio as defined in our senior credit facilities is greater than 1.5 to 1.0, our amended and restated credit agreement restricts our ability to pay dividends on our common stock pursuant to a formula based on TAI's consolidated net income. Certain of the indentures governing TAI's outstanding notes also limit our ability to pay dividends. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

SELLING STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our common stock as of August 2, 2013, and as adjusted to reflect the sale of the shares of common stock offered in this offering, for each stockholder selling shares in this offering.

        With respect to the selling stockholders, all information contained in the table below is based upon the information provided to us by the selling stockholders, and we have not independently verified this information.

        The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Commission. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after August 2, 2013 through the exercise of any stock option, SSAR or other right. The applicable percentage of ownership for each stockholder is based on 117,084,406 shares of common stock outstanding as of August 2, 2013, together with the shares underlying the applicable options, SSARs and restricted stock units, if any, for that stockholder. The inclusion in the following table of shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares.

	Shares Beneficially Owned Prior to This Offering			Shares Beneficially Owned As Adjusted For This Offering
	Number	Percent	Shares Offered Hereby	Number	Percent
The Blackstone Group L.P.(1)	10,273,062	8.8	10,273,062	0	—
John C. Plant(2)	1,127,953	1.0	380,214	747,739	*
Joseph S. Cantie(2)	332,924	*	114,724	218,200	*
Steven Lunn(2)	208,072	*	50,000	158,072	*
Peter J. Lake(2)	243,964	*	82,000	161,964	*

*
Less than 1% of shares of common stock outstanding.

(1)
Shares shown as beneficially owned by The Blackstone Group L.P. ("Blackstone") are held directly by Automotive Investors L.L.C. ("AI LLC"), a Delaware limited liability company. Blackstone Capital Partners IV L.P. owns a majority of the membership interests of AI LLC and has investment and voting control over our shares held by AI LLC. Blackstone Management Associates IV L.L.C. is the sole general partner of Blackstone Capital Partners IV L.P. Blackstone Holdings III L.P. is the managing member of Blackstone Management Associates IV L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P. The Blackstone Group L.P. is the sole member of Blackstone Holdings III GP Management L.L.C. Blackstone Group Management L.L.C. is the general partner of The Blackstone Group L.P. Blackstone Group Management L.L.C. is wholly owned by Blackstone's senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of Blackstone Capital Partners IV, L.P., Blackstone Management Associates IV L.L.C., Blackstone Holdings III L.P., Blackstone Holdings III GP L.P., Blackstone Holdings III GP Management L.L.C., The Blackstone Group L.P. and Blackstone Group Management L.L.C. and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by AI LLC, directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such shares. The address of each of the Blackstone entities is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(2)
Shares shown as beneficially owned by the executive officers include shares underlying stock options and SSARs which are exercisable or may be exercised within 60 days as follows: (1) 813,665 shares for

  Mr. Plant, (2) 201,962 shares for Mr. Cantie, (3) 98,072 shares for Mr. Lunn, and (4) 182,036 shares for Mr. Lake. For the SSARs, the gross number of the shares underlying the SSARs is included in the table above although, at the time of any exercise, shares will be withheld to cover the applicable withholding taxes and shares representing the grant date fair market value of the SSARs will be netted out upon settlement. Shares shown as beneficially owned by the executive officers also include any shares held through the TRW Automotive 401(k) Savings Plan. Further, 130,699 of the shares shown as beneficially owned by Mr. Cantie are held indirectly by a trust set up for his estate planning purposes, and 186,880 of the shares shown as beneficially owned by Mr. Plant are held indirectly by one or more trusts set up for his estate planning purposes as follows: (1) 96,880 shares are held in a family trust and (2) 90,000 shares are held in a grantor retained annuity trust for Mr. Plant.

UNDERWRITING

        Under the terms of an underwriting agreement, Citigroup Global Markets Inc., as the underwriter in this offering, has agreed to purchase from the selling stockholders 10,900,000 shares of our common stock.

        Subject to the terms and conditions set forth in the underwriting agreement, the underwriter has agreed to purchase all of the shares of common stock sold under the underwriting agreement if any of these shares are purchased. The underwriting agreement provides that the underwriter's obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

  •
  the representations and warranties made by us and the selling stockholders to the underwriter are true;

  •
  there is no material adverse change in our business or in the financial markets; and

  •
  we and the selling stockholders deliver customary closing documents to the underwriter.

Commissions and Expenses

        The underwriter proposes to offer the shares of common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the shares of common stock offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of common stock for whom it may act as agent or to whom it may sell as principal.

        The expenses of this offering that are payable by us are estimated to be $300,000.

Lock-Up Agreements

        We and the selling stockholders have agreed with the underwriter not to sell, dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock, subject to specified exceptions, during the period from the date of this prospectus supplement continuing through the date that is 70 days after the date of this prospectus supplement, except with the prior written consent of the underwriter. The underwriter, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements in whole or in part at any time with or without notice. The above lock-up provisions shall not apply to the shares of common stock to be sold in this offering. In addition, the above lock-up provision will not preclude:

  •
  the issuance or withholding by us of shares of our common stock upon the exercise of an option, SSAR or warrant or upon the conversion or exchange of convertible or exchangeable securities, in each case outstanding on the date of this prospectus supplement;

  •
  the issuance by us of common stock or grants of options to purchase common stock or grants of our restricted stock units or stock appreciation rights convertible into common stock under our stock plans;

  •
  the issuance by us of shares of common stock in connection with the acquisition of another company; provided that the aggregate market value of such securities do not exceed 5% of our market capitalization as of the date hereof and the recipients of such shares of common stock agree to be bound by the restrictions contained in the lock-up;

  •
  the filing of a registration statement by us on Form S-8 with respect to our 401(k) plans or stock incentive plan;

  •
  transactions by any person other than us relating to shares of our common stock or other securities acquired in open market transactions after the completion of this offering;

  •
  transfers of shares of common stock or any security convertible, exchangeable for or exercisable into common stock as a bona fide gift or gifts or as a result of the operation of law or testate or intestate succession; provided that the transferee agrees to be bound by the same terms as the transferor;

  •
  transfers to a trust, partnership, limited liability company or other entity, the beneficial interests of which are held by the transferor; provided that the transferee agrees to be bound by the same terms as the transferor;

  •
  sales of our common stock by any person other than us pursuant to a cashless exercise of stock options to cover payment of the exercise price and/or tax withholding payments due upon exercise;

  •
  sales or transfers of our common stock or securities convertible into or exchangeable for common stock by any person other than us pursuant to a sales plan entered into prior to the date hereof pursuant to Rule 10b5-1 under the Exchange Act;

  •
  the entry into an agreement for the sale or transfer of our common stock or securities convertible into or exchangeable for common stock by any person other than us after the date of this prospectus supplement pursuant to Rule 10b5-1 of the Exchange Act; provided that no sales or transfers will occur prior to the expiration of the lock-up period; or

  •
  sales or transfers by any person other than us of our common stock held through our 401(k) plans.

Indemnification

        We and the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriter may be required to make for such liabilities.

Foreign Selling Restrictions

  Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the securities that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

  •
  to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  •
  in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

        Each purchaser of securities described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of Article 2(1)(e) of the Prospectus Directive.

        For purposes of this provision, the expression an "offer to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (as amended by Directive 2010/73/EU) and includes any relevant implementing measure in each relevant member state.

        The sellers of the securities have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriter with a view to the final placement of the securities as contemplated in this prospectus supplement. Accordingly, no purchaser of the securities, other than the underwriter, is authorized to make any further offer of the securities on behalf of the sellers or the underwriter.

  Notice to Prospective Investors in the United Kingdom

        This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive ("Qualified Investors") that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

  Notice to Prospective Investors in Switzerland

        The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA ("FINMA"), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

  Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Stamp Taxes

        If you purchase shares of common stock offered in this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase.

Relationships

        The underwriter and its affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions.

        The underwriter and its affiliates make investments directly or indirectly in us and affiliates of The Blackstone Group L.P. and perform various financial advisory, investment banking and commercial banking services, from time to time, for us and our affiliates and may, from time to time in the future, engage in transactions with, or perform services for, us in the ordinary course of business.

        In addition, from time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans.

Transfer Agent

        The transfer agent and registrar for our common stock is Computershare Trust Company N.A.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX
CONSEQUENCES TO NON-U.S. HOLDERS

        The following is a summary of the material United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder.

        A "non-U.S. holder" means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

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  an individual citizen or resident of the United States;

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  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate the income of which is subject to United States federal income taxation regardless of its source; or

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  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, "controlled foreign corporation," "passive foreign investment company" or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

        If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

        If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

        Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment), are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

        A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

        Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:

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  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

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  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or

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  we are or have been a "United States real property holding corporation" for United States federal income tax purposes.

        An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

        We believe we are not and do not anticipate becoming a "United States real property holding corporation" for United States federal income tax purposes.

Federal Estate Tax

        Common stock held by an individual non-U.S. holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

        We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax or exchange of information treaty.

        A non-U.S. holder will be subject to backup withholding (currently at a rate of 28%) for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Additional Withholding Requirements

        Under legislation enacted in 2010, a 30% United States federal withholding tax may apply to any dividends paid after June 30, 2014, and the gross proceeds from a disposition of our common stock occurring after December 31, 2016, in each case paid to (i) a "foreign financial institution" (as specifically defined in the legislation), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its United States "account" holders (as specifically defined in the legislation) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. You should consult your own tax advisor regarding this legislation and whether it may be relevant to your ownership and disposition of our common stock.

VALIDITY OF THE SHARES

        The validity of the shares of common stock offered hereby will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. The underwriter is being represented by Cravath, Swaine & Moore LLP, New York, New York. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related parties and others owns an interest representing less than 1% of the capital commitments of funds controlled by The Blackstone Group L.P.

EXPERTS

        The (i) consolidated financial statements of TRW Automotive Holdings Corp. as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 appearing in TRW Automotive Holdings Corp.'s Current Report on Form 8-K filed with the Commission on August 1, 2013, (ii) the related financial statement schedule included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 ("Form 10-K"), and (iii) the effectiveness of TRW Automotive Holdings Corp.'s internal control over financial reporting as of December 31, 2012, appearing in the Form 10-K, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and related financial statement schedule and TRW Automotive Holdings Corp.'s management assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

TRW Automotive Holdings Corp.

Common Stock

        We, or a selling stockholder, may offer and sell from time to time in one or more offerings shares of our common stock at prices and on terms determined at the time of any such offering. Each time any shares of common stock are offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering, including the names of any selling stockholders, if applicable. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering. You should read this prospectus and any prospectus supplement, together with the documents we incorporate by reference, carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

        We and the selling stockholders, if any, may offer the common stock directly to investors, through agents, underwriters or dealers on a continued or delayed basis. Each prospectus supplement will provide the terms of the plan of distribution relating to the offering.

        Our common stock is listed on the New York Stock Exchange under the symbol "TRW." On August 7, 2012, the closing price of our common stock was $42.39 per share.

        Investing in our common stock involves risks. You should consider the risk factors described in this prospectus on page 4, in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus or in any accompanying prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 10, 2012

        As used in this prospectus, the terms "we," "our," "ours" and "us," unless the context otherwise requires, refer to TRW Automotive Holdings Corp. and its subsidiaries.

About This Prospectus

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the "Commission," using a "shelf" registration process. Under this shelf registration process, we and/or a selling stockholder, if applicable, may offer and sell from time to time common stock in one or more offerings or resales. Each time shares of common stock are offered, we will provide a supplement to this prospectus and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering, including the names of any selling stockholders, if applicable. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement together with the additional information described under the heading "Where You Can Find Additional Information."

        You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus or any free writing prospectus prepared by us. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted. Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus.

        You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, any accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of these documents. Our business, financial condition, results of operations and prospects may have changed since that date.

The Company

        We are among the world's largest and most diversified suppliers of automotive systems, modules and components to global automotive original equipment manufacturers, or OEMs, and related aftermarkets. We conduct substantially all of our operations through subsidiaries. These operations primarily encompass the design, manufacture and sale of active and passive safety related products. Active safety related products principally refer to vehicle dynamic controls (primarily braking and steering), and passive safety related products principally refer to occupant restraints (primarily airbags and seat belts) and safety electronics (electronic control units and crash and occupant weight sensors). We operate our business along four segments: Chassis Systems, Occupant Safety Systems, Electronics and Automotive Components. We are primarily a "Tier 1" original equipment supplier, with over 84% of our end-customer sales in 2011 made to major OEMs. Of our 2011 sales, approximately 49% were in Europe, 32% were in North America, 14% were in Asia, and 5% were in the rest of the world. Our history in the automotive supply business dates back to the early 1900s.

        Our principal executive offices are located at 12001 Tech Center Drive, Livonia, Michigan 48150, and our telephone number is (734) 855-2600. Our website address is http://www.trw.com. Our website is not part of this prospectus.

Forward-Looking Statements

        This prospectus includes and incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as defined in the U.S. Private Securities Litigation Reform Act of 1995. We intend that those statements be covered by the safe harbors created under those laws. Forward-looking statements include statements concerning our plans, intentions, objectives, goals, strategies, forecasts, future events, future revenue or performance, capital expenditures, financing needs, business trends and other information that is not historical information. When used in this prospectus, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts" and future or conditional verbs, such as "will," "should," "could" or "may," as well as variations of such words or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements are so designated. The forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in our periodic filings with the Commission, including those described under "Incorporation of Certain Information by Reference." All forward-looking statements, including, without limitation, management's examination of historical operating trends and data, are based upon our current expectations and various assumptions, and apply only as of the date of this prospectus. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that management's expectations, beliefs and projections will be achieved.

        There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those suggested by our forward-looking statements, including those set forth in this prospectus under the heading "Risk Factors," in our reports incorporated by reference into this prospectus and in any accompanying prospectus supplement, and include:

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  developments related to antitrust investigations by government regulators could have a material adverse effect on our financial condition, results and cash flows, as well as on our reputation;

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  general economic conditions causing a material contraction in automotive sales and production could have a material adverse effect on our results as well as on the viability of our supply base;

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  our current expansion efforts may not be successfully implemented which may adversely impact our business results;

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  commodity inflationary pressures may adversely affect our profitability and the viability of our supply base;

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  strengthening of the U.S. dollar, as well as other foreign currency exchange rate fluctuations, could materially impact our results;

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  we could be adversely affected by any shortage of supplies causing a production disruption;

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  continuing pricing pressures from our customers may adversely affect our profitability;

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  our costs may increase as the industry recovery progresses, negatively impacting our profitability;

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  our dependence on our largest customers;

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  risks associated with non-U.S. operations, including foreign exchange risks and economic uncertainty in some regions, could have an adverse affect on our business, results and financial condition;

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  any inability to protect our intellectual property rights could have a material adverse effect on our business and our competitive position;

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  we may incur material losses and costs as a result of product liability, warranty and recall claims and efforts by our customers to adversely alter contract terms and conditions concerning warranty and recall participation;

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  our results may be adversely affected by environmental and safety regulations or concerns;

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  our pension and other postretirement benefits expense and funding requirements of our pension plans could materially increase, reducing our profitability;

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  work stoppages or other labor issues at our facilities or at the facilities of our customers or suppliers could adversely affect our operations;

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  volatility in our annual effective tax rate resulting from a change in earnings mix or other factors;

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  any impairment of a significant amount of our goodwill or other intangible assets may adversely affect our financial condition;

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  a disruption in our information technology systems could adversely impact our business and operations; and

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  other risks and uncertainties set forth under "Risk Factors" herein and in our other filings with the Commission incorporated by reference herein.

        All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus, in any prospectus supplement hereto and in our other filings with the Commission incorporated by reference herein and therein. We undertake no obligation to release publicly any update or revision to any of the forward-looking statements to reflect events or circumstances that arise after the date such statement is made or to reflect the occurrence of unanticipated events.

 Risk Factors

        Investing in our securities involves risk. Prior to making a decision about investing in our securities, you should carefully consider the risk factors contained in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein, and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement or any free writing prospectus, before acquiring any of such securities. If any of the risks or uncertainties so described actually occur, our business, results of operations or financial condition could be materially affected and the trading price of our securities could decline. You could lose all or part of your investment.

Use of Proceeds

        In the case of a sale of securities by us, the use of proceeds will be specified in the accompanying prospectus supplement. In the case of a sale of securities by any selling stockholder, we will not receive any of the proceeds from such sale.

Selected Financial Data

        In the first quarter of 2012, we adopted the Financial Accounting Standards Board's ("FASB") Accounting Standards Update ("ASU") No. 2011-05, "Presentation of Comprehensive Income," as amended by ASU 2011-12, "Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05." These updates revise the manner in which reporting entities present comprehensive income in their financial statements. The following selected financial information revises historical information to illustrate the new presentation required by these pronouncements for the periods presented. The Consolidated Statements of Comprehensive Earnings (Losses) set forth below have been derived from our audited financial statements for each of the three fiscal years ended December 31, 2011, but are not covered by the auditors' reports issued on such financial statements. The following information should be read in conjunction with Part II, Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Part II, Item 8, "Financial Statements and Supplementary Data" of our Form 10-K for the fiscal year ended December 31, 2011, which is incorporated by reference in this prospectus.

Consolidated Statements of Comprehensive Earnings (Losses)
(In Millions)

	Year Ended
	December 31, 2011	December 31, 2010	December 31, 2009
Net earnings	$1,195	$875	$73
Other comprehensive earnings (losses):
Foreign currency translation	(141)	12	129
Retirement obligations, net of tax	(46)	(35)	(648)
Deferred cash flow hedges, net of tax	(56)	7	142
Total other comprehensive earnings (losses)	(243)	(16)	(377)
Comprehensive earnings (losses)	952	859	(304)
Less: Comprehensive earnings attributable to noncontrolling interest	39	41	21
Comprehensive earnings (losses) attributable to TRW	$913	$818	$(325)

Description of Common Stock

        In this section, we describe material features and rights of our common stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to applicable Delaware law and our second amended and restated certificate of incorporation (our "certificate of incorporation") and third amended and restated by-laws (our "by-laws"), each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Authorized Capitalization

        Our authorized capital stock consists of (i) 500,000,000 shares of common stock, par value $0.01 per share, of which 122,047,007 shares were issued and outstanding as of August 6, 2012, and (ii) 250,000,000 shares of preferred stock, par value $0.01 per share, including 500,000 shares of Series A junior participating preferred stock of which no shares are currently issued and outstanding.

Common Stock

        Voting Rights.    Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors.

        Dividend Rights.    Holders of common stock are entitled to receive ratably dividends if, as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, if any. Our senior credit facilities and indentures impose restrictions on our ability to declare dividends with respect to our common stock.

        Liquidation Rights.    Upon liquidation, dissolution or winding up, any business combination or a sale or disposition of all or substantially all of the assets, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock.

        Other Matters.    The common stock has no preemptive or conversion rights and is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable.

        Each share of our common stock has associated with it the right to purchase one share of Series A junior participating preferred stock under our rights agreement, dated as of January 23, 2004, between us and Computershare Trust Company, N.A., as successor rights agent (the "rights agreement"). Pursuant to the rights agreement, the rights will expire at the close of business on January 22, 2014, unless earlier redeemed or exchanged by us.

Series A Junior Participating Preferred Stock

        Our board of directors has the authority to issue shares of Series A junior participating preferred stock from time to time and to increase the number of authorized shares of Series A junior participating preferred stock. The Series A junior participating preferred stock ranks junior to all other preferred stock, but senior to our common stock. The holders of Series A junior participating preferred stock vote with the holders of our common stock as a single class, unless otherwise required by law, and are entitled to 1,000 votes per share. The board of directors may not effect any amendment to the terms of the Series A junior participating preferred stock which would adversely affect the rights, powers and preferences thereof without the prior approval of the holders of two-thirds of the then outstanding Series A junior participating preferred stock. The holders of our Series A junior participating preferred stock are entitled to receive dividends equal to the greater of $1.00 per share and an amount equal to 1,000 times the aggregate per share amount of any dividends declared on the common stock. In the event we are subject to any liquidation, dissolution or winding up, the holders of Series A junior participating preferred stock are entitled to receive an aggregate per share liquidation payment of 1,000 times the payment made per share of common stock. The Series A junior participating preferred stock may not be redeemed.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and By-laws

        Certain provisions of our certificate of incorporation and by-laws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Classified Board

        Our certificate of incorporation provides that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our board of directors is elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board. Our certificate of incorporation and by-laws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board, but must consist of not less than three or more than fifteen directors.

Removal of Directors; Vacancies

        Under the Delaware General Corporation Law ("DGCL"), unless otherwise provided in our certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our certificate of incorporation and by-laws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our certificate of incorporation and by-laws also provide that any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum.

No Cumulative Voting

        The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly provide for cumulative voting.

No Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders

        Our certificate of incorporation prohibits stockholder action by written consent. It also provides that special meetings of our stockholders may be called only by the chairman of our board or the president or secretary at the direction of the board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our by-laws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

        Generally, to be timely, a stockholder's notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the previous year's annual meeting. Our by-laws also specify requirements as to the form and content of a stockholder's notice. These provisions may impede stockholders' ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Supermajority Provisions

        The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation's certificate of incorporation or by-laws, unless the certificate of incorporation requires a greater percentage. Our certificate of incorporation provides that the following provisions in our certificate of incorporation and by-laws may be amended only by a vote of at least 80% of the voting power of all of the outstanding shares of our stock entitled to vote:

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  classified board (the election and term of our directors);

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  the removal of directors;

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  the prohibition on stockholder action by written consent;

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  the ability to call a special meeting of stockholders being vested solely in our board of directors and the chairman of our board;

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  the advance notice requirements for stockholder proposals and director nominations; and

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  the amendment provision requiring that the above provisions be amended only with an 80% supermajority vote.

        In addition, our certificate of incorporation grants our board of directors the authority to amend and repeal our by-laws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our certificate of incorporation.

Limitations on Liability and Indemnification of Officers and Directors

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

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  for breach of their duty of loyalty;

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  for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

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  under Section 174 of the DGCL (unlawful dividends); or

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  for transactions from which the director derived improper personal benefit.

        Our certificate of incorporation and by-laws, as well as an indemnification agreement executed with each of our directors and executive officers, provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions in our certificate of incorporation and by-laws as well as the indemnification agreements described above may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Rights Agreement

        Under our rights agreement, each share of our common stock has associated with it one preferred stock purchase right. Each of these rights entitles its holder to purchase, at a purchase price of $115.00, subject to adjustment, one one-thousandth of a share of Series A junior participating preferred stock under circumstances provided for in the rights agreement.

        The purpose of our rights agreement is to:

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  give our board of directors the opportunity to negotiate with any persons seeking to obtain control of us;

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  deter acquisitions of voting control of us without assurance of fair and equal treatment of all of our stockholders; and

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  prevent a person from acquiring in the market a sufficient amount of voting power over us to be in a position to block an action sought to be taken by our stockholders.

        The exercise of the rights under our rights agreement would cause substantial dilution to a person attempting to acquire us on terms not approved by our board of directors and therefore would significantly increase the price that person would have to pay to complete the acquisition. Our rights agreement may deter a potential acquisition or tender offer.

        Until a "distribution date" occurs, the rights will:

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  not be exercisable;

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  be represented by the same certificate that represents the shares of common stock with which the rights are associated; and

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  trade together with those shares.

        The rights will expire at the close of business on January 22, 2014, unless earlier redeemed or exchanged by us.

        Following a "distribution date," the rights would become exercisable and we would issue separate certificates representing the rights, which would trade separately from the shares of our common stock.

        A "distribution date" would occur upon the earlier of:

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  ten days after a public announcement that a person has become an "acquiring person," or

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  ten business days after a person commences or announces its intention to commence a tender or exchange offer that, if successful, would result in the person becoming an "acquiring person."

        Under our rights agreement, a person becomes an "acquiring person" if the person, alone or together with a group, acquires beneficial ownership of 15% or more of the outstanding shares of our common stock. However, an "acquiring person" shall not include us, any of our subsidiaries, any of our employee benefit plans, any person or entity acting pursuant to such employee benefit plans, Automotive Investors L.L.C. or any affiliates thereof or any transferees thereof of at least 15% of our then outstanding common stock or, subject to limitations on their ability to acquire additional shares of common stock, Northrop Grumman Corporation and certain of its subsidiaries. Our rights agreement also contains provisions designed to prevent the inadvertent triggering of the rights by institutional or certain other stockholders.

        If any person becomes an acquiring person, each holder of a right, other than the acquiring person, will be entitled to purchase, at the purchase price, a number of our shares of common stock having a market value equal to two times the purchase price. If, following a public announcement that a person has become an acquiring person:

  •
  we merge or enter into any similar business combination transaction and we are not the surviving corporation; or

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  50% or more of our assets, cash flow or earning power is sold or transferred,

each holder of a right, other than the acquiring person, will be entitled to purchase, at the purchase price, a number of shares of common stock of the surviving entity having a market value equal to two times the purchase price.

        After a person becomes an acquiring person, but prior to such person acquiring 50% of our outstanding shares of common stock, our board of directors may exchange the rights, other than rights owned by the acquiring person, at an exchange ratio of one share of common stock, or one one-thousandth of a share of Series A junior participating preferred stock, or of a share of our preferred stock having equivalent rights, preferences and privileges, for each right.

        At any time until a person has become an acquiring person, our board of directors may redeem all of the rights at a redemption price of $.01 per right. On the redemption date, the rights will expire and the only entitlement of the holders of rights will be to receive the redemption price.

        A holder of rights will not, as such, have any rights as our stockholder, including rights to vote or receive dividends.

        For so long as the rights are redeemable, our board of directors may amend any provisions in the rights agreement without the approval of any holders of the rights. At any time when the rights are no longer redeemable, our board of directors may amend the provisions of our rights agreement without the approval of any holders of the rights in order to:

  •
  cure any ambiguity;

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  correct or supplement any provision contained in the rights agreement which may be defective or inconsistent with any other provisions in the rights agreement;

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  shorten or lengthen any time period under our rights agreement; or

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  change or supplement the provisions in the rights agreement in any manner which we may deem necessary or desirable;

provided, that no amendment adopted after the rights are no longer redeemable may adversely affect the interests of the holders of rights, and no such amendment may cause the rights again to become redeemable or cause the rights agreement again to become amendable other than in accordance with the amendment provision.

        The distribution of the rights will not be taxable to our stockholders or us. Our stockholders may recognize taxable income when the rights become exercisable for our common stock or an acquiring company.

Delaware Anti-takeover Statute

        We have opted out of Section 203 of the DGCL. Subject to specified exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder. "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the "interested stockholder." Subject to various exceptions, an

"interested stockholder" is a person who together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation's outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change in control attempts.

Transfer Agent and Registrar

        Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

Listing

        Our common stock is listed on the New York Stock Exchange under the symbol "TRW."

Authorized but Unissued Capital Stock

        The DGCL does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply so long as our common stock is listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

        One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Where You Can Find Additional Information

        We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available to the public over the Internet at the Commission's website at http://www.sec.gov. You may also read and copy any document we file with the Commission at its Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our common stock is listed on the New York Stock Exchange under the symbol "TRW". You may inspect reports and other information concerning us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. In addition, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act are available free of charge through our website at http://www.trw.com under "Investors" as soon as reasonably practicable after they are electronically filed with, or furnished to, the Commission. Information contained on our website, however, is not and should not be deemed a part of this prospectus.

Incorporation of Certain Information by Reference

        The Commission allows us to "incorporate by reference" the information contained in documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the Commission prior to the date of this prospectus, while information that we file later with the Commission will automatically update and supersede this information. Information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K is not incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until the applicable offering is completed.

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  our annual report on Form 10-K for the year ended December 31, 2011 (including the portions of our Proxy Statement on Schedule 14A for our 2012 annual meeting of stockholders filed with the Commission on March 29, 2012 that are incorporated by reference therein);

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  our quarterly reports on Form 10-Q for the quarters ended March 30, 2012 and June 29, 2012;

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  our current reports on Form 8-K filed on February 23, 2012, May 18, 2012 and July 30, 2012; and

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  the description of our common stock contained in our registration statement on Form 8-A filed on January 27, 2004 (File No. 001-31970), including any amendments and reports filed for the purpose of updating such description.

        You may request a copy of any or all of these filings at no cost, by writing or calling us at:

TRW Automotive Holdings Corp.
12001 Tech Center Drive
Livonia, Michigan 48150
(800) 219-7411
Attention: Director—Investor Relations

        You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the Commission.

Plan of Distribution

        We and/or the selling stockholders, if applicable, may sell the common stock from time to time in any of the following ways:

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  through underwriters or dealers;

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  directly to a limited number of purchasers or to a single purchaser; or

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  through agents.

The prospectus supplement will set forth the terms of the offering of such shares of common stock, including:

  •
  the name or names of any underwriters, dealers or agents and the amounts of shares underwritten or purchased by each of them; and

  •
  the public offering price of the shares and the proceeds to us and/or the selling stockholders, if applicable, and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

        Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        We and/or the selling stockholders, if applicable, may effect the distribution of the shares from time to time in one or more transactions either:

  •
  at a fixed price or at prices that may be changed;

  •
  at market prices prevailing at the time of the sale;

  •
  at prices relating to such prevailing market prices; or

  •
  at negotiated prices.

        Transactions through dealers may include block trades in which dealers will attempt to sell the common stock as agent but may position and resell the block as principal to facilitate the transaction. The common stock may be sold through dealers or agents or to dealers acting as market makers. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities (other than any securities purchased upon exercise of any over-allotment option).

        We and/or the selling stockholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. Any underwriters, broker-dealers and agents that participate in the distribution of the securities may be deemed to be "underwriters" as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits they receive on resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents and describe their compensation in a prospectus supplement.

        The common stock may be sold on any national securities exchange on which the common stock may be listed at the time of sale, in the over-the-counter market or in transactions otherwise than on such exchanges or in the over-the-counter market or in transactions that include special offerings and exchange distributions pursuant to and in accordance with the rules of such exchanges.

        We and/or the selling stockholders, if applicable, may enter into derivative transactions or forward sale agreements on shares of common stock with third parties. In such event, we or the selling stockholders may pledge the shares underlying such transactions to the counterparties under such agreements, to secure our or the selling stockholders' delivery obligation. The counterparties or third parties may borrow shares of common stock from us, the selling stockholders or third parties and sell such shares in a public offering. This prospectus may be delivered in conjunction with such sales. Upon settlement of such transactions, we or the selling stockholders may deliver shares of common stock to the counterparties that, in turn, the counterparties may deliver to us, the selling stockholders or third parties, as the case may be, to close out the open borrowings of common stock. The counterparty in such transactions will be an underwriter and will be identified in the applicable prospectus supplement.

        A prospectus supplement may be used for resales from time to time by any holder of our securities that may acquire such shares of common stock upon an in-kind distribution by any existing security holder of all or a portion of such existing security holder's shares to its limited and general partners. Such selling stockholders may include direct and indirect transferees, pledgees, donees and successors of the selling stockholders. Further, a prospectus supplement may be used in connection with sales or resales by any general partner of a selling stockholder in connection with sales by such general partner for cash or subsequent transfers by such general partner to its limited partners of their ratable portion of the shares then owned by such general partner, together with resales of such shares by such limited partners.

        Underwriters or agents may purchase and sell the securities in the open market. These transactions may include over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and are permitted so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. The underwriters or agents also may impose a penalty bid, which permits them to reclaim selling concessions allowed to syndicate activities that may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if begun, may be discontinued at any time. These transactions may be effected on any exchange on which the securities are traded, in the over-the-counter market or otherwise.

        Our common stock is listed on the New York Stock Exchange under the symbol "TRW."

        Agents and underwriters may be entitled to indemnification by us and the selling stockholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business. The specific terms of the lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

Legal Matters

        The validity of the common stock offered by this prospectus will be passed upon by Simpson Thacher & Bartlett LLP, New York, New York. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related parties and others own an interest representing less than 1% of the capital commitments of funds controlled by The Blackstone Group L.P.

Experts

        The consolidated financial statements of TRW Automotive Holdings Corp. appearing in its Annual Report (Form 10-K) for the year ended December 31, 2011 (including the related financial statement schedule appearing therein) and the effectiveness of TRW Automotive Holdings Corp.'s internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and TRW Automotive Holdings Corp.'s management assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

10,900,000 Shares

TRW Automotive Holdings Corp.

Common stock

P R O S P E C T U S  S U P P L E M E N T

Citigroup

August 5, 2013